EXHIBIT 99

SUPERIOR BANCORP
ANNOUNCES PRELIMINARY FOURTH QUARTER 2008 RESULTS

•	The results set forth herein are preliminary because they do not include the effect of a potential non-cash goodwill impairment charge
•	Preliminary fourth quarter 2008 net income per share: $0.08
•	Assets up 11%: $3.2 billion vs. $2.9 billion
•	Loans up 15%: $2.3 billion vs. $2.0 billion
•	Deposits up 6%: $2.3 billion vs. $2.2 billion
•	“Well-Capitalized” bank with 12.15% total risk-based capital
Birmingham, Alabama, February 2, 2009: Superior Bancorp (NASDAQ: SUPR) announced today its preliminary fourth quarter 2008 results. A summary of its preliminary results is provided below and in the attached preliminary selected financial data.

	As of and for the Quarters Ended
Dollars in thousands, except per share data	December 31, 2008	December 31, 2007
Total assets	$3,212,037	$2,885,425
Total loans, net of unearned income	2,314,921	2,017,011
Total deposits	2,342,988	2,200,611
Preliminary stockholders’ equity (1)	410,559	350,042
Net interest income	21,780	19,710
Preliminary net income (1)	1,140	1,904
Preliminary net income per common share (1)(2)(3)	0.08	0.19
Total branches	77	72

(1) – Does not include a potential non-cash goodwill impairment charge.
(2) – Retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.
(3) – Includes effect of $311,000  preferred dividend.

CEO Stan Bailey stated, “While many banks are struggling in the current adverse economy, we are pleased to report even a modest level of operating profitability, growth of our customer base and effective management of our credit quality in these trying times.  More importantly, we were able to continue to support our customers’ needs by growing our loan portfolio approximately 15% during calendar 2008, and by 4% during the last quarter of the past year, even though most of our competitors were shrinking their businesses.  We are following a disciplined approach in this strategy, working to attract to Superior Bank those creditworthy businesses and individuals who have grown frustrated with the dislocations caused by the merger activity and poor service among the major players in our markets.  Ultimately, Superior is positioned as a survivor in this environment.”

Capital Management

Entering the fourth quarter 2008 as a “well-capitalized” bank, Superior took the opportunity to raise additional capital through a $10 million privately-placed debt offering in late September and the receipt of $69 million of preferred capital from the U. S. Treasury Troubled Asset Relief Program (“TARP”)  in December.  These efforts provided the additional capital to continue substantial customer and balance sheet growth well into the future.  As of December 31, 2008, Superior Bancorp’s tangible equity ratio was 7.5% and Superior Bank remained “well-capitalized” with a 12.15% total risk-based capital ratio.

Credit Quality Management

Non-performing assets (NPA, including non-accrual loans, loans past due 90 days and accruing, and foreclosed assets) were relatively stable for the quarter, declining to $85.7 million, or 3.67% of loans and other real estate owned at December 31, 2008, from $86.3 million, or 3.85% at September 30, 2008.  Of these NPAs, $40.6 million are in Alabama and $45.1 million are in Florida.

Loans in the 30-89 days past due (DPD) category increased modestly to 1.03% of total loans at December 31, 2008 from 0.86% of total loans at September 30, 2008. Past-due loans that were 90 DPD and still accruing decreased during the fourth quarter, moving to 0.35% at December 31, 2008 from 0.37% as of September 30, 2008. Loans in this category are included in NPAs.

Net loan charge-offs decreased to 0.32% as a percentage of average loans during the fourth quarter of 2008, compared to 0.34% during the third quarter of 2008.  Of the $1.8 million net charge-offs in the fourth quarter of 2008, Superior Bank’s charge-offs were $1.3 million, or 0.23% of consolidated average loans, and our two Consumer Finance companies’ charge-offs were $480,000, or 0.09% of consolidated average loans.

The provision for loan losses was $3.0 million in the fourth quarter of 2008, maintaining the allowance for loan losses at 1.25% of net loans, or $28.9 million, at December 31, 2008, compared to 1.25% of net loans, or $27.7 million at September 30, 2008.

Potential Goodwill Impairment

Superior is in the process of completing its required annual  impairment analysis of the $163 million of  goodwill intangible assets created by three acquisitions since 2006.  The analysis of the Alabama reporting segment goodwill totaling $66 million and the Florida reporting segment goodwill totaling $97 million are currently being analyzed for a potential non-cash impairment charge that could affect the fourth quarter 2008 results. This potential non-cash impairment charge would have no effect on tangible equity, regulatory capital or cash.

Preliminary Fourth Quarter 2008 Results (excluding effects of a potential non-cash goodwill impairment charge)

Preliminary net income for the fourth quarter of 2008 was $ 1.1 million, or $0.08 per share, compared to $1.9 million, or $0.19 per share, for the fourth quarter of 2007. The fourth quarter 2008 earnings results are  preliminary because they do not include a potential non-cash charge for our goodwill intangible assets. The specific amount of the potential impairment charge  will be determined in the near future, and, regardless of the amount, it would have no effect on our tangible equity, regulatory capital or cash.

Net interest income increased 11% to $21.8 million during the fourth quarter of 2008 from $19.7 million in the fourth quarter of 2007. The tax-adjusted net interest margin for the fourth quarter of 2008 was 3.29% compared to 3.20% for the fourth quarter of 2007 and 3.33% for the third quarter of 2008.  Lower market deposit pricing and the resumption of market risk-based loan pricing contributed to the relatively stable margin.

Superior’s core non-interest income increased to $5.3 million in the fourth quarter of 2008 from $4.6 million in the fourth quarter of 2007, a 15% increase. Deposit service charges were up approximately 18%, due to recent pricing changes and account growth.

Superior’s core non-interest expense increased to $23.9 million in the fourth quarter of 2008 from $20.1 million in the fourth quarter of 2007, a 19% increase, largely due to the full impact of Superior’s new branch program, which contributed to increases in personnel, occupancy cost, and equipment expense.   An additional large increase was recorded in insurance expense ($0.4 million, or 64%) as the full impact of FDIC premium expense was realized as previous premium rebates were exhausted.  Superior’s branching program has made a significant contribution to the growth in Superior’s deposit funding.  To date, new branches have added approximately $310 million in core deposits to Superior’s funding, enabling us to fund  loan growth through local sources rather than borrowings, giving Superior’s balance sheet a much stronger foundation.

Preliminary Full Year 2008 Results (excluding effects of potential non-cash goodwill impairment charge)

Superior recorded a preliminary net loss of $3.8 million, or $0.41 per share in 2008, compared to a profit of $7.6 million, or $0.82 per share in 2007.  Superior’s preliminary net loss for the year includes a $5.3 million, net of tax, non-cash other-than-temporary impairment (“OTTI”) charge on preferred securities issued by Fannie Mae and Freddie Mac and on three private-label, mortgage-backed securities that experienced  significant rating downgrades.

Net interest income increased 11% to $83.3 million during 2008 from $75.2 million during 2007. The tax-adjusted net interest margin was 3.27% for the year 2008 compared to 3.37% during 2007.

Superior’s core non-interest income increased to $21.1 million in 2008 from $17.6 million in 2007, a 20% increase. Deposit service charges were up approximately 18%, due to recent pricing changes and account growth.

Superior’s core non-interest expense increased to $90.1 million in 2008 from $74.1 million in 2007, a 22% increase, due largely to the full impact of the new branch program, which contributed to increases in personnel, occupancy cost, and equipment expense. Personnel expense was up $7.4 million or 17.4%; occupancy cost and equipment expense was up $3.8 million, or 28.4%; and insurance was up $1.3 million, or 59.3%.

Balance Sheet Growth

Superior Bancorp’s total deposits at December 31, 2008 were $2.34 billion, up from $2.20 billion at December 31, 2007.  Loans increased to $2.3 billion at December 31, 2008, an increase of 15% from December 31, 2007.  Deposit and loan growth occurred across all of Superior’s Alabama and Florida markets.  Customer dislocations associated with recent merger activities among Superior’s major competitors also contributed to the deposit performance.

Outlook

The current economic environment is as difficult as we have ever seen.  We’re clearly in a protracted recession that is proving to be of historic proportions.  The national efforts at economic stimulus are encouraging, but whether they will be effective remains to be seen.  It is certain that even if they are effective, it will take time for them to impact the market.  In the near-term the unemployment rate will likely rise as the prospects for downsizings and business failures continues to look gloomy.  However, we believe in the underlying fabric of the American economic model, and in the ability of the U. S. economy to meet and to adjust to challenges.  At Superior, we are doing our part by focusing on those things that we can control: maintaining credit quality, developing business with creditworthy customers interested in having a banking relationship with a bank “in it for the long-term,” and being opportunistic about our chances to build long-term shareholder value.

“Our 2009 plans call for Superior to continue prudent growth while focusing on attracting those customers able to bring their total relationships to our bank – both deposits and loans.  We see our role in our local economies as crucial to restoration of their growth.  Only by our maintaining a healthy attitude toward new business opportunities can we be in the position to help our customers and our communities recover and grow.  We ask that you join us in this mission by bringing us your business and seeing what an experienced team of locally focused bankers committed to local economic growth can do for you,” Bailey concluded.

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank and the third largest U.S. banking institution headquartered in Alabama.  Superior Bank currently has 77 branches, with 45 locations throughout the state of Alabama and 32 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

 This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. In addition to what follows, it should be noted that the results herein are preliminary because they do not include a potential non-cash goodwill impairment charge. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “preliminary,” “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656

Superior Bancorp and Subsidiaries
Preliminary Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

All Results are Preliminary Subject to Finalization of Goodwill Impairment Analysis

	December 31,
	2008	2007
	(Unaudited)
Assets
Cash and due from banks	$74,237	$52,983
Interest-bearing deposits in other banks	10,042	6,916
Federal funds sold	5,169	3,452
Investment securities available for sale	347,142	361,171
Tax lien certificates	23,786	15,615
Mortgage loans held for sale	22,040	33,408
Loans, net of unearned income	2,314,921	2,017,011
Less: Allowance for loan losses	(28,850)	(22,868)
Net loans	2,286,071	1,994,143
Premises and equipment, net	104,085	104,799
Accrued interest receivable	14,794	16,512
Stock in FHLB	21,410	14,945
Cash surrender value of life insurance	48,291	45,277
Goodwill and other intangibles	183,442	187,520
Other assets	71,528	48,684

Total assets	$3,212,037	$2,885,425

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$212,732	$207,602
Interest-bearing	2,130,256	1,993,009
Total deposits	2,342,988	2,200,611

Advances from FHLB	361,324	222,828
Federal funds borrowed and security repurchase agreements	3,563	17,075
Note payable	7,000	9,500
Subordinated debentures	60,884	53,744
Accrued expenses and other liabilities	25,719	31,625
Total liabilities	2,801,478	2,535,383

Stockholders' Equity
Preferred stock, par value $.001 per share; authorized 5,000,000 shares:
Series A, fixed rate cumulative perpetual preferred stock, 69,000 shares issued
and outstanding at December 31, 2008	-	-
Common stock, par value $.001 per share; authorized 15,000,000 shares;
shares issued 10,403,087 and 10,380,658 respectively;
outstanding 10,074,999 and 10,027,079, respectively	10	10
Surplus - preferred	62,978	-
- common	329,461	329,232
- warrants	8,646	-
Retained earnings	29,416	33,557
Accumulated other comprehensive (loss) gain	(7,925)	174
Treasury stock, at cost	(11,373)	(12,309)
Unearned ESOP stock	(443)	(622)
Unearned restricted stock	(211)	-
Total stockholders' equity	410,559	350,042

Total liabilities and stockholders' equity	$3,212,037	$2,885,425

Superior Bancorp and Subsidiaries
Preliminary Condensed Consolidated Statements of  Operations
(Amounts In Thousands, Except Per Share Data)

All Results are Final Subject to Finalization of Goodwill Impairment Analysis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest income
Interest and fees on loans	$36,445	$40,660	$147,162	$150,443
Interest on investment securities:
Taxable	4,008	4,369	16,310	17,174
Exempt from Federal income tax	426	354	1,716	897
Interest on federal funds sold	8	97	122	471
Interest and dividends on other investments	539	640	2,578	2,944

Total interest income	41,426	46,120	167,888	171,929

Interest expense
Interest on deposits	15,433	22,008	68,405	79,667
Interest on FHLB advances and other borrowings	3,006	3,336	12,104	12,971
Interest on subordinated debt	1,207	1,066	4,094	4,129

Total interest expense	19,646	26,410	84,603	96,767

Net interest income	21,780	19,710	83,285	75,162

Provision for loan losses	2,969	1,657	13,112	4,541

Net interest income after provision for loan losses	18,811	18,053	70,173	70,621

Noninterest income
Service charges and fees on deposits	2,574	2,183	9,295	7,957
Mortgage banking income	855	808	3,972	3,860
Investment securities (losses) gains	(1,381)	66	(8,453)	308
Change in fair value of derivatives	467	1,141	1,240	1,310
Increase in cash surrender value of life insurance	585	514	2,274	1,895
Gain on extinguishment of liabilities	-	-	2,918	-
Other income	1,274	1,096	5,521	4,027
		.
Total noninterest income	4,374	5,808	16,767	19,357

Noninterest expenses
Salaries and employee benefits	13,094	11,357	49,672	42,316
Occupancy, furniture and equipment expense	4,583	3,742	17,197	13,391
Amortization of core deposit intangibles	896	588	3,585	1,691
Loss on extinguishment of debt	-	-	-	1,469
Merger related costs	-	108	118	639
Loss on termination of ESOP	-	-	-	158
Other operating expenses	6,354	5,055	23,800	18,559

Total noninterest expenses	24,927	20,850	94,372	78,223

(Loss) income before income taxes	(1,742)	3,011	(7,432)	11,755

Income tax (benefit) expense	(2,882)	1,107	(3,602)	4,134

Preliminary net income (loss)	1,140	1,904	(3,830)	7,621
Preferred stock dividends	311	-	311	-
Preliminary net income (loss) applicable to common shareholders	$829	$1,904	$(4,141)	$7,621

Preliminary basic net income (loss) per common share	$0.08	$0.19	$(0.41)	$0.82
Preliminary diluted net income (loss) per common share	$0.08	$0.19	$(0.41)	$0.82

Weighted average common shares outstanding	10,034	10,038	10,021	9,244
Weighted average common shares outstanding, assuming dilution	10,129	10,048	10,021	9,333

SUPERIOR BANCORP AND SUBSIDIARIES
PRELIMINARY UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three Months		As of and for the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Selected Average Balances :
Total assets	$3,096,754	$2,884,761	$3,010,045	$2,620,962
Total liabilities	2,746,847	2,535,705	2,659,816	2,312,690
Loans, net of unearned income	2,250,941	2,018,100	2,147,524	1,814,032
Mortgage loans held for sale	12,735	27,713	25,251	24,997
Investment securities	332,631	365,043	346,046	350,561
Total interest-earning assets	2,659,814	2,468,156	2,576,505	2,246,177
Noninterest-bearing deposits	218,685	206,977	218,486	191,066
Interest-bearing deposits	2,054,364	1,974,293	2,009,918	1,790,719
Advances from FHLB	379,195	247,713	335,393	221,831
Federal funds borrowed and security repurchase agreements	4,889	10,456	7,513	17,061
Subordinated debentures	60,919	53,799	55,736	48,557
Total interest-bearing liabilities	2,512,940	2,298,900	2,421,892	2,088,719
Stockholders' equity	349,907	349,056	350,229	308,272

Preliminary Per Share Data (8):
Net income (loss) - basic	$0.08	$0.19	$(0.41)	$0.82
- diluted (9)	$0.08	$0.19	$(0.41)	$0.82
Weighted average common shares outstanding - basic	10,034	10,038	10,021	9,244
Weighted average common shares outstanding - diluted (9)	10,129	10,048	10,021	9,333
Common book value per share at period end	$33.64	$34.91	$33.64	$34.91
Tangible common book value per share at period end	$15.43	$16.21	$15.43	$16.21
Preferred shares outstanding at period end	69	-	69	-
Common shares outstanding at period end	10,075	10,027	10,075	10,027

Preliminary Performance Ratios and Other Data:
Return on average assets(1)	0.15%	0.26%	(0.13%)	0.29%
Return on average tangible assets(1)	0.16	0.28	(0.14)	0.31
Return on average stockholders' equity(1)	1.30	2.16	(1.09)	2.47
Return on average tangible equity(1)	2.73	4.66	(2.33)	4.91
Net interest margin(1)(2)(3)	3.29	3.20	3.27	3.37
Net interest spread(1)(3)(4)	3.12	2.88	3.06	3.04
Noninterest income to average assets(1)(5)	0.68	0.63	0.70	0.67
Noninterest expense to average assets(1)(6)	3.06	2.76	2.99	2.83
Efficiency ratio (7)	87.33	81.82	85.67	79.48
Average loan to average deposit ratio	99.59	93.79	97.50	92.80
Average interest-earning assets to average
interest-bearing liabilities	105.84	107.36	106.38	107.54
Intangible assets - goodwill	$162,390	$162,466	$162,390	$162,466
- core deposit intangible ("CDI") and other intangibles	21,052	25,054	21,052	25,054

Assets Quality Ratios:
Nonaccrual loans	$54,712	$22,533	$54,712	$22,533
Accruing loans 90 days or more delinquent	8,033	2,117	8,033	2,117
Restructured loans	2,643	671	2,643	671
Other real estate owned and repossessed assets	20,303	4,516	20,303	4,516
Net loan charge-offs	1,789	1,655	7,130	4,282
Allowance for loan losses to nonperforming loans	44.12%	90.31%	44.12%	90.31%
Allowance for loan losses to loans, net of unearned
income	1.25	1.13	1.25	1.13
Nonperforming assets ("NPAs") to loans plus NPAs, net of unearned
income	3.67	1.47	3.67	1.47
NPAs to total assets	2.67	1.03	2.67	1.03
Net loan charge-offs to average loans(1)	0.32	0.33	0.33	0.24
Net loan charge-offs as a percentage of:
Provision for loan losses	60.26	99.88	54.38	94.30
Allowance for loan losses(1)	24.67	28.71	24.71	18.72
(1)- Annualized for the three-month periods ended December 31, 2008 and 2007.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Noninterest income has been adjusted for  changes in fair value of derivatives, investment security gains(losses), and gain on extinguishment of liabilities.
(6)-Noninterest expense has been adjusted for CDI amortization,  extinguishment of debt, termination of ESOP, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets.
(7)-Efficiency ratio is calculated by dividing noninterest expense, adjusted for CDI amortization,  merger related costs, extinguishment of debt, termination of ESOP, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for  changes in fair values of derivatives, investment security gains (losses), plus net interest income on a fully tax equivalent basis, and gain on extinguishment of liabilities.
(8)-Per share data has been retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.
(9)-Common stock equivalents of 65,226 shares were not included in computing diluted earnings per share for the twelve-month period ending December 31, 2008, respectively, because their effects were antidilutive.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands,Except Per Share Data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
Reconciliation Table	2008	2007	2008	2007
Core noninterest income (non-GAAP)	$5,312	$4,611	$21,051	$17,600
Investment securities (losses) gains	(1,381)	66	(8,453)	308
Change in fair value of derivatives	467	1,141	1,240	1,310
Gain on extinguishment of liabilities	-	-	2,918	-
Other, net	(24)	(10)	11	139

Total noninterest income (GAAP)	$4,374	$5,808	$16,767	$19,357

Core noninterest expense (non-GAAP)	$23,852	$20,050	$90,141	$74,096
Amortization of core deposit intangibles	896	588	3,585	1,691
Extinguishment of debt, net of tax	-	-	-	1,469
ESOP termination, net of tax	-	-	-	158
Merger related costs	-	108	118	639
Other, net	179	104	528	170

Total noninterest expense (GAAP)	$24,927	$20,850	$94,372	$78,223

	As of December 31,
	2008	2007
Total stockholders' equity (GAAP)	$410,559	$350,042
Intangible assets (GAAP)	183,442	187,520
Total tangible equity (non-GAAP)	$227,117	$162,522